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                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                              1300 Hall Boulevard
                             Bloomfield, CT 06002

                  INDIVIDUAL NON-QUALIFIED ANNUITY ENDORSEMENT

This Endorsement forms a part of the Contract or Certificate to which it is attached (the "Contract"). This Endorsement is being added to the Contract as of its issue date in order to clarify the Contract provisions that help maintain the Contract's tax qualification as an annuity contract for federal tax purposes under the Internal Revenue Code of 1986, as subsequently amended (the "Code"). To achieve these purposes, the Contract provisions are clarified to provide as follows, despite any other provision to the contrary in the Contract (including any endorsement or rider thereto):

I.   REQUIRED DISTRIBUTIONS BEFORE OR AFTER THE ANNUITY STARTING DATE
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     A.   Death of Owner or Primary Annuitant, or Change of Primary Annuitant
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          Subject to the alternative election, spouse beneficiary and interpretative provisions in subsection B or C immediately below, or in the Tax Qualification provisions below:

          1. If any Owner dies on or after the Annuity Starting Date (see paragraph C.1 below) and before the entire interest in this Contract has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of such death;

          2. If any Owner dies before the Annuity Starting Date, the entire interest in this Contract shall be distributed within 5 years after such death;

          3. If the Owner is not an individual, then for purposes of the immediately preceding paragraph 1 or 2, (a) the Primary Annuitant (see paragraph C.2 below) under this Contract shall be treated as the Owner, and (b) any change in the Primary Annuitant allowed by this Contract shall be treated as the death of the Owner; and

          4. Any postponement of the Annuity Starting Date, if allowed by this Contract, may not be postponed beyond the Primary Annuitant's attaining age 95, without a written election to extend the Annuity Starting Date by the Owner (if available at the time of the election) prior to age 95 and not without our consent.

     B.   Alternative Election and Spousal Beneficiary Provisions That Satisfy
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          Distribution Requirements
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          Subject to any restrictions imposed by any regulations or other published guidance from the IRS interpreting Code section 72(s):

          1. If any portion of the interest of an Owner described in subsection A immediately above is payable to or for the benefit of an individual designated as a beneficiary by an Owner, and such beneficiary elects after such death to have such portion distributed over a "Qualifying Distribution Period" (described herein) that is allowed by this Contract upon such death, then for purposes of satisfying the requirements of paragraph A.1 or
               A.2 immediately above, such portion shall be treated as distributed entirely on the date such periodic distributions begin. A "Qualifying Distribution Period" is a period that (a) does not extend beyond such beneficiary's life (or life expectancy) and (b) starts within one year after such death.

          2. Such a designated beneficiary includes any individual joint Owner or successor Owner who becomes entitled to any portion of such an interest upon an Owner's death, or any other individual who controls the use of the cash value of such a portion upon an Owner's death. Any designated beneficiary may elect any settlement or other distribution option that is allowed by this Contract upon an Owner's death if the option is for a Qualifying Distribution Period. In determining which distribution options can qualify for such a Qualifying Distribution Period, we may treat any Contract amount that is payable upon an Owner's death to a trust (or other entity) for the benefit of an individual beneficiary as an interest (or portion thereof) that is payable for the benefit of such a designated beneficiary under this subsection B, where such individual beneficiary certifies to us that he or she (a) is treated as the tax owner of such a trust amount for federal income tax purposes (e.g., under Code section 671- 678) and (b) can compel its distribution to himself or herself from such trust.

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          3.   If any portion of the interest of an Owner described in
               subsection A immediately above is payable to or for the benefit of such Owner's surviving spouse (e.g., as a result of such spouse being a joint Owner), then such spouse shall be treated as the Owner with respect to such portion for purposes of the requirements of subsection A. Where such spouse is the sole designated beneficiary of this Contract upon such Owner's death, such spouse may elect to continue this Contract as the Owner, and we may treat such spouse as the annuitant if such deceased Owner was the annuitant and no other surviving annuitant has been designated.

     C.   Interpretative Provisions
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          Subject to any contrary provisions in any regulations or other published guidance from the IRS interpreting Code section 72(s):

          1. The Annuity Starting Date means the first day of the first period for which an amount is received as an annuity under the Contract, as defined in Code section 72(c)(4) (and any regulations thereunder).

          2. The Primary Annuitant means the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract, as defined in Code section 72(s)(6)(B) (and any regulations thereunder).

          3. We will treat any holder of this Contract as its Owner for purposes of subsection A or B immediately above where necessary or appropriate.

          4. Paragraphs A.1 and A.2 immediately above shall not apply to this Contract if it was issued before January 19, 1985, and was not materially changed on or after such date.

          5. Paragraph A.3 immediately above shall not apply to this Contract if it was issued before April 23, 1987, and was not materially changed on or after such date.

II.  TAX QUALIFICATION
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This Contract is intended to qualify as an annuity contract for federal income tax purposes and to satisfy the applicable requirements of Code section 72(s). To achieve these purposes, the provisions of this Contract (including this endorsement and any other endorsement or rider to the Contract) are to be interpreted to ensure or maintain such a tax qualification, despite any other provision to the contrary. Payments and distributions under this Contract shall be made in a time and manner necessary to maintain such a tax qualification under the applicable provisions of the Code. We reserve the right to amend this Contract to reflect any clarifications that may be needed or are appropriate to maintain such a tax qualification or to conform this Contract to any applicable changes in the tax qualification requirements. We will send you a copy of any such amendment, and when required by law, we will obtain the approval of the appropriate regulatory authority.

All other provisions of this Contract remain unchanged.

MetLife Insurance Company of Connecticut has caused this Endorsement to be signed by its Secretary.

                                           [
                                              /s/ Isaac Torres
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                                                                ]
                                           [SECRETARY]

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